Exhibit 99.1

REPROS ANNOUNCES THE OFFERING OF UNREGISTERED SHARES OF COMMON STOCK IN THE AMOUNT OF $23.6 MILLION

THE WOODLANDS, Texas – September 4, 2012 – Repros Therapeutics Inc.® (Nasdaq:RPRX) announced today that it entered into a purchase agreement with several institutional investors to sell an aggregate of 2,145,636 shares of common stock at $11 per share, in a private placement for gross proceeds of approximately $23.6 million, before deducting offering expenses. The proceeds will be used to fund the Company’s Androxal® and Proellex® programs. Closing is expected to occur later this week.

The securities have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. The securities are eligible for resale by the initial purchasers thereof, pursuant to Rule 144A and Regulation S under the Securities Act. The Company has agreed to file a resale registration statement within 60 days of closing, in order for the investors to be able to resell the shares to the public.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc.

Joseph Podolski (281) 719-3447
President and Chief Executive Officer

Investor Relations:	Thomas Hoffmann

Trout Group LLC

(646) 378-2931